[Sulloway & Hollis Letterhead Appears Here]

Exhibit 5.2

REPLY TO: CAPITAL OFFICE

Fax number: (603) 226-2405

rcanderson@sulloway.com

June 30, 2009

American Bar Association Members/

State Street Collective Trust

20 Trafalgar Square, Suite 449

Nashua, NH 03063

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”), of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”), as filed on May 22, 2009 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of units of beneficial interest with an aggregate offering price of up to one billion three hundred forty-five million dollars ($1,345,000,000) (the “Units”) in the Collective Trust, we have been requested as special New Hampshire counsel to the Collective Trust to furnish our opinion as to the legality of the Units registered pursuant to the Registration Statement.

For purposes of rendering this opinion, we have examined (A) the Amended and Restated Declaration of Trust of the American Bar Association Members/State Street Collective Trust (the “Collective Trust”) effective as of May 1, 2009, which continues the trust established December 5, 1991, as amended (the “Trust Declaration”); and (B) (1) the Eighth Amended and Restated Fund Declaration of Stable Asset Return Fund to be effective as of July 6, 2009; (2) the Fifth Amended and Restated Fund Declaration of Bond Core Plus Fund (formerly Intermediate Bond Fund) to be effective as of July 6, 2009; (3) the Fund Declaration of Large Cap Equity Fund to be effective as of July 6, 2009; (4) the Fund Declaration of Small-Mid Cap Equity Fund to be effective as of July 6, 2009; (5) the Eighth Amended and Restated Fund Declaration of International All Cap Equity Fund (formerly International Equity Fund) to be effective as of July 6, 2009; (6) the Fund Declaration of Index Funds (amending and restating the Fund Declaration of the Bond Index Fund, the Large Cap Index Equity Fund, the Index Equity Fund, the Mid Cap Index Equity Fund, the Small Cap Index Equity Fund and the International Index Equity Fund) to be effective as of July 6, 2009; (7) the Fund Declaration of Real Asset Return Fund to be effective as of July 6, 2009; (8) the Fund Declaration of Target Risk Funds to be effective as of July 6, 2009; (9) the Ninth Amended and Restated Fund Declaration of Balanced Fund to be effective as of July 6, 2009; (10) the Second Amended and Restated Fund Declaration of Retirement Date Funds to be effective as of July 6, 2009; (11) the Amendment to Fund Declarations dated as of December 1, 2004; (12) the Amendment to Fund Declarations dated February 17, 2005; (13) the Amendment to Fund Declarations dated January 24, 2006;

CAPITAL OFFICE	NEW LONDON OFFICE	PORTLAND OFFICE	GORHAM OFFICE
9 Capitol Street	228 Main Street	121 Middle Street	30 Exchange Street
P.O. Box 1256	New London, NH 03257	P.O. Box 7240	P.O. Box 335
Concord, NH 03302	Tel: 603-526-7227	Portland, ME 04112	Gorham, NH 03581
Tel: 603-224-2341		Tel: 207-253-5141	Tel: 603-466-5946

Celebrating More Than 150 Years of Service to Clients and Community

American Bar Association Members/

State Street Collective Trust

June 30, 2009

(14) the Amendment to Fund Declarations effective as of August 1, 2006; and (15) the Amendment to Fund Declarations effective as of February 2, 2009 (collectively, the “Fund Declarations”); and (C) such other documents, records and certificates as we have deemed necessary or appropriate to render the opinion expressed below.

We have assumed the genuineness of all signatures and the authenticity and completeness of all items submitted to us as originals, the conformity with originals and the completeness of all items submitted to us as copies, and the legal capacity of all natural persons. With respect to documents executed by ABA Retirement Funds (formerly named American Bar Retirement Association), we have assumed that such entity has the power to enter into and perform its obligations thereunder, and we have assumed the due authorization by such entity of all requisite action and the due execution and delivery of such documents by such entity.

We assume for purposes of this opinion that the notices required under Sections 3.01 and 3.03(a) of the Collective Trust have been duly given in connection with the establishment of each of the Funds (as defined in the Collective Trust) and all amendments to the Fund Declarations. We are attorneys admitted to practice in the State of New Hampshire. We express no opinion herein concerning the laws of any jurisdictions other than the laws of the State of New Hampshire.

Based upon and subject to the foregoing, we are of the opinion that, under the laws of the State of New Hampshire, which since December 1, 2004 has been the state law applicable to the Collective Trust (the trustee of the Collective Trust effective as of that date being State Street Bank and Trust Company of New Hampshire, a trust company organized under the law of the State of New Hampshire), the Units, when issued in accordance with the terms of the Prospectus contained in the Registration Statement, as in effect at the time of issuance, will be legally issued, fully paid and non-assessable by the trustee of the Collective Trust.

Without limiting the foregoing opinion, we note that we have not assisted with or participated in the preparation of the Registration Statement or the Prospectus and, therefore, are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Registration Statement or the Prospectus or in any of the documents contained in the Registration Statement or incorporated therein by reference, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements or notes thereto, financial schedules and other financial and statistical data included in the Registration Statement and the Prospectus, and we have not examined the accounting, financial or statistical records from which such statements and notes, schedules and data are derived.

American Bar Association Members/

State Street Collective Trust

June 30, 2009

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In addition, we understand that Sidley Austin LLP intends to rely on this opinion in rendering an opinion to the Collective Trust in connection with the Registration Statement and we hereby consent to such reliance.

Very truly yours,

/s/ Sulloway & Hollis, P.L.L.C. Sulloway & Hollis, P.L.L.C.

RCA:ltr